Exhibit (b)(2)

PROMISSORY NOTE

$6,300,000.00	___________________, 2012
Nashville, Tennessee

FOR VALUE RECEIVED, the undersigned, CEP, INC., a Tennessee corporation (the “Maker”), promises to pay to the order of CARTER M. FORTUNE, a natural person whose address for the purpose of this promissory note is __________________________________ ________________________________________ (“Payee”; Payee and any subsequent holders hereof are hereinafter referred to collectively as “Holder”), at the foregoing address of the Holder, or at such other place as Holder may designate to Maker in writing from time to time, the principal sum of Six Million Three Hundred Thousand and No/100 Dollars ($6,300,000.00), together with interest on the outstanding principal balance hereof at the rate set forth herein and all other amounts that shall be payable herein (the “Indebtedness”), in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private.

All payments hereon shall be made in collected funds and shall be applied to principal, accrued interest, and charges and expenses owing on or in connection with this Note, in such order as the Holder hereof elects, except that payment shall be applied to accrued interest before principal.

Interest shall accrue on the outstanding unpaid principal balance of this Note at the fixed rate of ten percent (10%) per annum, and shall be calculated on the basis of a 365-day year for actual days elapsed.

After maturity of this Note (whether on the maturity date or in the event of acceleration following an event of default and any applicable cure period), this Note shall bear interest at the maximum rate of fifteen percent (15%).

Interest is payable beginning ___________________, 2012, and on the first day of each consecutive month thereafter, plus a final interest payment with the final payment of principal.

All unpaid principal is payable on ________________, 2017, the maturity date.

If any payment is due under this Note on a day that is not a business day on which national banks are open for business in Nashville, Tennessee, then the payment due hereunder shall be payable on the next such business day on which national banks are open for business in Nashville, Tennessee.

If any payment is past due by ten (10) days or more, Maker agrees to pay the Holder a late charge of (i) five percent (5%) of such payment amount or (ii) any lesser maximum amount permitted under applicable law. No late charge, however, shall be imposed on any payment made on time and in full solely by reason of any previously accrued and unpaid late charge.

The Indebtedness evidenced by this Note may be prepaid in whole or in part without penalty. Any such prepayment shall be first applied to all charges and expenses owing Holder in connection with this Note, then all accrued and unpaid interest, and then to unpaid principal.

This Note is secured by certain collateral as described in a Security Agreement of even date duly executed by Maker (“Security Agreement”) to which Security Agreement reference is hereby made for description of the rights of the Holder of this Note in the event of default.

Maker and Holder hereby irrevocably consent to the jurisdiction and venue of any state or federal court located within, or having jurisdiction over, Nashville, Tennessee, for any disputes pertaining to this Note and/or the indebtedness evidenced hereby, and each agrees that any case or proceeding relating to Title XI of the United States Code and any actions relating to the indebtedness evidenced hereby shall be litigated in such courts, and all parties hereto waive any objection based on improper venue or forum non conveniens to the conduct of any proceeding in any such court.

This Note shall be in default upon the occurrence of any of the following events:

1.          Failure to pay the Indebtedness, or any part thereof, if more than ten (10) days elapses after the same shall become due and payable, and after giving effect to the notice requirement below; or

2.          The filing by or against Maker of a voluntary or involuntary petition in bankruptcy; or Maker’s adjudication as a bankrupt or insolvent; or the filing by Maker, of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself under any federal, state or other law or regulation relating to bankruptcy, insolvency, receivership or other relief for debtors; or Maker’s seeking or consenting to or acquiescing in the appointment of any trustee, receiver, liquidator or examiner of Maker of all or any part of the collateral secured to Holder; or the making by Maker of any general assignment for the benefit of creditors; or the admission in writing by Maker of its inability to pay its debts generally as they become due; or the dissolution or termination of existence of Maker, endorser or guarantor.

Prior to declaring default with respect to the Maker’s failure to make any payment of interest or principal due under this Note, and after giving effect to the ten (10) day grace period set forth above, Holder shall provide no less than seventy-two (72) hours notice (which may be oral or written) advising Maker that Holder has not received Maker’s payment. If Maker fails to make such payment of interest or principal after Holder provides such notice (and after giving effect to the applicable grace period), then the entire principal sum outstanding, together with accrued interest thereon, fees, charges, and costs, if any, at the option of the Holder, shall become due and payable without further notice. Further, if Maker fails to perform any other provisions herein contained and such default shall continue without cure or reasonable efforts to cure for a period of twenty-five (25) days after date of mailing of written notice by Holder to Maker, then the entire principal sum outstanding, together with accrued interest thereon, fees, charges, and costs, if any, at the option of the Holder, after the expiration of said twenty-five days grace period, shall become due and payable without further notice.

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The validity, construction and enforceability of, and the rights and obligations of the Maker and the Holder under this Note shall be governed by, construed and enforced in accordance with, the laws of the State of Tennessee. THIS NOTE SHALL NOT BE ENDORSED OR TRANSFERRED BY HOLDER WITHOUT THE EXPRESS WRITTEN APPROVAL OF MAKER, AND ANY SUCH ENDORSEMENT OR TRANSFER, OR ATTEMPTED ENDORSEMENT OR TRANSFER WITHOUT MAKER’S APPROVAL SHALL BE NULL AND VOID AB INITIO.

Time is of the essence of each obligation of the Maker hereunder.

Notwithstanding anything to the contrary contained herein, the effective rate of interest on the indebtedness evidenced by this Note shall not exceed the lawful maximum rate of interest permitted to be paid. Without limiting the generality of the foregoing, in the event the interest charged hereunder results in an effective rate of interest higher than that lawfully permitted to be paid, then such charges shall be reduced by the sum sufficient to result in an effective rate of interest permitted, and any amount which would exceed the highest lawful rate already received and held by the Holder shall be applied to a reduction of principal (without premium or penalty) and not to the payment of interest.

In the event any provision of this Note (or any part of any provision hereof) is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid, illegal or unenforceable.

The Maker, for itself and its successors and assigns, waives presentment, protest and demand, notice of protest, demand, dishonor and non-payment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the Maker or any endorser or guarantor hereof.

This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Maker agrees to pay all reasonable attorneys fees, expenses, court costs and all other costs of whatever kind incident to the collection, enforcement, protection and defense of this Note, and the collection, enforcement, protection and defense of any security for this Note and the perfection and priority of Holder’s interest in any security for this note, and all attorneys fees, expenses, costs, recording fees, and other costs of whatever kind incident to and necessary to document, record, perfect and continue the priority and perfection of Maker’s interest in any security.

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THIS NOTE AND ALL PAYMENTS HEREON, INCLUDING PRINCIPAL AND INTEREST, SHALL BE SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE MAKER’S INDEBTEDNESS TO ITS SENIOR LENDER(S), WHETHER NOW OR HEREAFTER EXISTING. ACCEPTANCE OF THIS PROMISSORY NOTE BY HOLDER CONSTITUTES HOLDER’S ACKNOWLEDGMENT OF AND AGREEMENT TO SUCH SUBORDINATION.

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Signature page follows.]

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[Signature page to Promissory Note]

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer as of the date and year set out above.

MAKER:

CEP, INC.

By:
Tena Mayberry, President